Exhibit 10.1

2005

Executive Deferred Compensation Plan

Effective January 1, 2005
Amended and Restated effective November 18, 2008

2005 La-Z-Boy Incorporated
Executive Deferred Compensation Plan

Preamble

WHEREAS, La-Z-Boy Incorporated (“Company”) previously established and maintained the La-Z-Boy Incorporated Executive Deferred Compensation Plan, a nonqualified deferred compensation plan, last amended and restated effective August 1, 2002 (and herein called the “Prior Plan”);

WHEREAS, the Prior Plan was “frozen” effective December 31, 2004;

WHEREAS, the Company desires to continue providing competitive total compensation to its Eligible Employees so the Company can attract and retain the executive talent necessary to drive the success of the Company;

WHEREAS, the Company and its subsidiaries have established qualified retirement plans which include nondiscrimination and coverage limitations as imposed under §401(k), §401(m) and §410(b) of the Internal Revenue Code as well as maximum benefit limitations imposed by §402(g), §415 and §401(a)(17) of the Internal Revenue Code which may limit the maximum contributions and benefits which may be made to the tax qualified plans on behalf of some Eligible Employees of the Company; and

WHEREAS, the Company desires to provide a tax-deferred capital accumulation opportunity to a select group of management or highly compensated Employees through the deferral of compensation in order to encourage the Employees to maintain a long-term relationship with the Company and provide flexibility to the Employee in his financial planning.

THEREFORE, the Company hereby establishes the 2005 La-Z-Boy Incorporated Executive Deferred Compensation Plan (“Plan”) effective January 1, 2005.

Section I - Definitions

As used in this Plan, the following terms shall have the meanings hereinafter set forth.  The masculine pronoun shall be deemed to include the feminine, and the singular number shall be deemed to include the plural, and vice versa, unless a different meaning is plainly required by the context.

1.1	"Account" means an account established on the books of the Company for a Participant credited with an allocation hereunder.

1.2
“Annual Election Period” means the period specified by the Committee which ends no later than (a) the last day of the calendar year prior to the Plan Year during which Compensation to be deferred is expected to be earned and/or (b) six months prior to the end of the performance period with respect to which Incentive Compensation may be awarded.

1.3
"Base Compensation" means the Participant’s annual base salary, excluding bonus, commissions, incentive and all other remunerations for services rendered to the Company and prior to reduction for any salary contributions to a plan established pursuant to §125 of the Code or qualified pursuant to §401(k) of the Code.

1.4
"Beneficiary" means any person(s) designated in writing (on the form approved by the Committee) by a Participant to receive payment under this Plan in the event of the Participant's death.  In the event the Participant has designated no beneficiary (or if the designated beneficiary has predeceased the Participant), Beneficiary shall mean the Participant's estate.

1.5	"Board" means the Board of Directors of La-Z-Boy Incorporated.

1.6
“Change in Control” means a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company, as more fully described in attached Exhibit A, which shall be interpreted in accordance with Code §409A(a)(2)(A)(v) and regulations and other guidance thereunder.

1.7	“Code" means the Internal Revenue Code of 1986, as amended.

1.8	“Committee” means the group charged with administration of the Plan and having the powers provided in Section VIII and shall consist of the Compensation Committee of the Board of Directors.

1.9	“Company” means La-Z-Boy Incorporated, a Michigan Corporation, and its successors and assigns.

1.10
“Company Contribution Account” means the bookkeeping account maintained by the Company for each Participant that is credited with an amount equal to the Company Discretionary Contribution, the Company Matching Contribution and earnings and losses on such amounts pursuant to Section 4.2.

1.11
“Company Discretionary Contribution” means such discretionary amount, contributed by the Company to a Participant’s Company Contribution Account for a Plan Year.  Such amount shall generally represent, but may not necessarily be, the amount of profit sharing or discretionary contribution, which cannot be contributed to a qualified retirement plan and may differ from Participant to Participant both in amount, (including no contribution) and as a percentage of Compensation.

1.12
“Company Matching Contribution” means any addition made by the Company to a Participant’s Company Contribution Account for a Plan Year, attributable to a compensation deferral election made by such Participant under the Qualified 401(k) Plan.

1.13	“Compensation” means the Participant’s remuneration as defined in the Qualified 401(k) Plan, but without the Code §401(a)(17) limitation.

1.14	“Deferral Account” means the bookkeeping account maintained by the Company for each Participant’s Salary Deferrals, if any, and earnings and losses on such amounts pursuant to Section 4.1.

1.15
“Disabled” means the date when a Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering Employees of the Company, provided that this definition shall be interpreted in accordance with Code §409A(a)(2)(A)(v) and regulations and other guidance thereunder.

1.16	“Distributable Amount” means the vested balance in the Participant’s Deferral Account and/or in his Company Contribution Account.

1.17	“Distributable Event” means the event that triggers a distribution under the Plan including a Separation From Service, death, becoming Disabled or a Scheduled Withdrawal Date.

1.18	“Effective Date” means January 1, 2005

1.19	"Eligible Employee” means any Employee who meets the eligibility requirements of Section II of the Plan.

1.20	"Employee" means any individual employed by the Company or any of its subsidiaries.

1.21	"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

1.22	“Fund” or “Funds” means one or more of the investment funds selected by the Committee pursuant to Sections 3.8(b) and 8.3(1).

1.23
“Incentive Compensation” means that portion of an executive’s bonus compensation received under the La-Z-Boy Incorporated Bonus Program that is based on Company performance (and does not include any portion of such bonus that is based on individual performance criteria and/or actual individual performance) and provided further (and to the extent) such bonus compensation is “performance-based” within the meaning of Section 409A(a)(4)(B)(iii) of the Code.  For purposes of this definition, “performance-based” refers to compensation for which the amount of, or entitlement to, the compensation is contingent on the satisfaction of preestablished Company or business unit performance criteria relating to a period of at least 12 consecutive months and shall not include any amount that will be paid regardless of performance, or based on a level of performance that is substantially certain to be met at the time the criteria are established.  Performance criteria shall be established in writing, and communicated to employees, no later than 90 days after the commencement of the performance period.

1.24	“Initial Election Period” means

a)	for an Eligible Employee who is eligible on the Effective Date, a period beginning December 1, 2004 and ending March 15, 2005; or

b)
for an Eligible Employee who becomes newly eligible after the Effective Date, a 30-day period commencing on the first day he becomes an Eligible Employee; provided that (i) only elective deferrals of Base Compensation may be made, and only with respect to compensation earned subsequent to the initial election; and (ii) such Initial Election Period shall not be available to a former Participant unless such former Participant has received all balances under the Plan and on and before the date of the last payment was not eligible to continue participation in the Plan; and (iii) such Initial Election Period shall also not be available to a former Participant that ceased being eligible to participate in the Plan, regardless of whether all balances under the Plan have been distributed, unless he has not been eligible to participate in the Plan (other than the accrual of earnings) at any time during the 24-month period ending on the date he becomes eligible to participate in the Plan.  For purposes of this Section 1.24, the term Plan includes all other elective account balance plans of the Company that must be aggregated for purposes of Treasury Regulation Section 1.409A-1(c)(2).

1.25	“Interest Rate” means, for each Fund, an amount equal to the net gain or loss on the assets of such Fund.

1.26	"Participant" means any individual who has elected to defer Compensation, has been allocated a Company Contribution and/or who otherwise maintains a balance under the Plan.

1.27
“Payment Date” means the first March 31st after a Distributable Event occurs, unless a Distributable Event occurs between March 1st and March 30th, in which case the Payment Date is the second March 31st after a Distributable Event occurs.

1.28	“Plan” means the 2005 La-Z-Boy Incorporated Executive Deferred Compensation Plan.

1.29	"Plan Year" means the twelve-month period coinciding with the calendar year.

1.30
“Pre-2005 Participant” means an Employee (including a Participant in this Plan) or former Employee of the Company or one of its Subsidiaries who has a Company Contribution Account balance in the Prior Plan which had not become vested as of the Effective Date of this Plan and the balance is held in a Prior Account.

1.31	“Prior Account” means the non-vested balance of the bookkeeping account maintained under the Prior Plan for each Pre-2005 Participant as of the Effective Date of this Plan.

1.32	“Prior Plan” means the La-Z-Boy Incorporated Executive Deferred Compensation Plan, last amended and restated effective August 1, 2002.

1.33	“Qualified 401(k) Plan” means the La-Z-Boy Incorporated Retirement Savings Plan or the qualified plan of the Company or Subsidiary having §401(k) and or §401(m) features applicable to the Participant.

1.34
“Qualified Profit Sharing Plan” means the La-Z-Boy Incorporated Retirement Contribution and Profit Sharing Plan (formerly known as the “La-Z-Boy Incorporated Employees’ Amended Profit Sharing Plan”) or the qualified plan of the Company or Subsidiary having employer profit sharing allocations applicable to the Participant.

1.35
“Rabbi Trust” or “Trust” means the 2005 La-Z-Boy Incorporated Executive Deferred Compensation Plan Trust, a grantor trust established by the Company to hold funds equal to the liability of the Plan, in accordance with Section VII.

1.36	“Salary Deferral” means the amount deferred by the Participant from his Base and/or Incentive Compensation pursuant to Section 3.4.

1.37
“Scheduled Withdrawal Date” means the distribution date selected by the Participant for a withdrawal of amounts from a Participant’s Deferral Account, including earnings and losses attributable thereto, pursuant to Section 3.6(b).

1.38	“Separation From Service” means the date upon which a Participant is no longer an Employee of the Company, determined under the rules and procedures described in attached Exhibit B.

1.39	“Subsidiary” means a corporation, domestic or foreign, the majority of whose voting stock is owned directly or indirectly by the Company.

1.40	“Trustee” means Wachovia Bank, NA, and its successors and assigns.

1.41
“Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant's spouse, or a dependent (as defined in Treasury Regulation Section 1.409A-3(i)(3)(i)) of the Participant, loss of the Participant's property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster), or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.  Some examples may include the imminent foreclosure of or eviction from the Participant’s primary residence, the need to pay for medical expenses, including nonrefundable deductibles, as well as for the costs of prescription drug medication and finally, the need to pay for the funeral expenses of a spouse, a beneficiary or a dependent (as defined in Treasury Regulation Section 1.409A-3(i)(3)(i)).  Except as otherwise provided in this Section 1.41, the purchase of a home and the payment of college tuition are not unforeseeable emergencies.  The foregoing requirements shall be met only if, as determined under regulations of the U.S. Secretary of the Treasury, the amounts distributed with respect to such an emergency do not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant's assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

1.42	"Vested" means the nonforfeitable portion of a Participant’s Account.

1.43
"Year of Service" means the period that is measured on an elapsed time basis from a Participant’s initial date of employment with the Company until the date his employment with the Company terminates.  A Participant will be credited with a full Year of Service for each completed Year of Service.  No fractional Years of Service will be credited.  In the event of a break in service, a Participant’s rehire date will be treated as an initial date of employment with the Company.

Section II – Eligibility and Participation

2.1	Eligibility

An Employee will first become eligible to participate in the Plan when he is selected by the Committee from the Company's management while earning annual total compensation sufficient to be classified as a highly-compensated employee under Code Section 414(q).  Once an Employee becomes eligible to participate in the Plan, he will remain eligible to make Salary Deferrals and to receive contributions from the Company as described in Section III, until the earliest of: (i) Separation From Service; (ii) becoming Disabled; (iii) death; or (iv) upon removal of the Participant from participation by the Committee (e.g., because he no longer holds a management position) and subject to completion of deferrals under previous irrevocable elections; provided, however, that no such event shall impair the Participant’s right to become vested in and to receive (upon a permitted distribution event described in Section VI) benefits accrued under this Plan prior to loss of eligibility (recognizing, however, that the amount of such benefits may increase or decrease over time, depending on investment results and other factors).

2.2	Participation

Once an Employee is notified of his eligibility as determined in Section 2.1 above, an Eligible Employee shall become a Participant and begin accruing benefits upon completion of enrollment (including the completion of any required insurance application) during the Initial Election Period or any Annual Election Period thereafter.  Beginning January 1, 2006, eligibility shall not become effective, until the Corporate Benefits Department receives notice of the newly Eligible Employee.

Section III – CONTRIBUTIONS AND DEFERRAL ELECTIONS

3.1	In General

The Committee, in its sole discretion, shall determine upon each Participant’s initial participation in the Plan (and prior to each Annual Election Period thereafter with respect to allocations to the Company Contribution Account) which Participant shall be eligible to defer Compensation (including Incentive Compensation) pursuant to Section 3.4 and/or to receive allocations under Sections 3.2 and 3.3.

3.2	Company Discretionary Contribution

To the extent allocations to a Participant under the Company Qualified Profit Sharing Plan are precluded or limited, the Company may credit a corresponding amount to such Participant’s Account under this Plan.  The Company shall determine the amount of any other Company Discretionary Contribution to be credited to the Account of a Participant.  Any such amounts may vary by Participant and each allocation may be subject to a different vesting schedule.

3.3	Company Matching Contribution

A Participant in this Plan who participates during a Plan Year in the Qualified 401(k) Plan and who elects to make sufficient 401(k) deferrals to be entitled to the maximum employer matching contribution under the Qualified 401(k) Plan for that Plan Year, may also be eligible to receive a Company Matching Contribution under this Plan.  If so eligible, the Company shall credit the Company Contribution Account of the Participant with a matching contribution amount, within 90 days after the end of the Plan Year.  To receive a matching contribution amount, a Participant must be employed on the date that accounts are credited. The matching contribution amount shall be equal to the excess, if any, of A over B, where:

“A” is the amount of matching contribution that would have been contributed to the applicable Qualified 401(k) Plan for the Plan Year determined without the limitations imposed by §401(k), §401(m), §401(a)(17), §412(g) or §415 of the Code; and

“B” is the actual matching contribution made on behalf of the Participant to the Qualified §401(k) Plan.

3.4	Salary Deferrals and Incentive Compensation

Each Plan Year, an Employee may irrevocably elect pursuant to election procedures established by the Committee, to have a percentage reduction of his Base Compensation for the Plan Year and/or Incentive Compensation for the performance measurement period, and in lieu thereof, have such elective deferral percentage credited to a Deferral Account.  Effective January 1, 2005, all of the following conditions must be met for such compensation reduction to become effective:

a)	An Employee must elect during the Annual Election Period (or an Initial Election Period, if applicable) to have Base Compensation deferred;

b)
An Employee must elect during the Annual Election Period (and under no circumstances during an Initial Election Period), provided such period ends no later than six months prior to the end of a 12-month performance measurement period, and in no event after such Incentive Compensation has become both substantially certain to be paid and readily ascertainable in amount, and shall only be valid if the Participant performs services continuously from the date the performance criteria are established through the date the election to defer Incentive Compensation is made pursuant to Section 3.6; and

c)
A deferral election must be expressed as a percentage which shall not exceed 100% of the Employee’s Base Compensation and/or Incentive Compensation (as applicable), provided that the total amount deferred by a Participant shall be limited in any calendar year, if necessary, to satisfy Social Security Tax (including Medicare), income tax and employee benefit plan withholding requirements.  The minimum elective deferral which may be made in any Plan Year by a Participant shall not be less than 5% of such Participant’s Base Compensation, and/or 5% of such Participant’s Incentive Compensation.

Each Eligible Employee who had been participating in the Prior Plan on December 31, 2004 shall continue as a Participant in this Plan until his participation ceases pursuant to Section 2.1.  Continuing participation during 2005 shall be contingent upon timely enrollment during the applicable Initial Election Period.

3.5	Deferral Elections for Company Contribution Accounts

Vested balances in Company Contribution Accounts will be distributed in a single lump sum payment upon Separation From Service in accordance with Section 6.1(a) unless an alternative time and/or form of benefit is elected pursuant to election procedures as established by the Committee.  This one-time election, which will apply to all future Company Contributions, if any, will be made during the Initial Election Period or the Annual Election Period (but only to the extent the Annual Election Period coincides with the Initial Election Period), assuming a contribution is made at all.  Elections will be made according to one of the following three options:

a.	Substantially equal annual installments over a period of time not to exceed fifteen (15) years, commencing on the Participant's Payment Date;

b.
Substantially equal annual installments over a period of time not to exceed fifteen (15) years, commencing on an anniversary of the Participant’s Payment Date, but in no event shall be an anniversary date that is more than five (5) years after the Participant’s Separation From Service; OR

c.	A lump sum payment on an anniversary of the Participant’s Payment Date, but in no event an anniversary date that is more than five (5) years after the Participant’s Separation From Service.

If a Participant decides to make a change with regard to the distribution of his Company Contribution Accounts, he may do so in accordance with the Plan’s rules on Election Changes as described in Section 3.7.

For purposes of this Plan, installment elections will be subject to Section 6.1(e).  Further, all installments payments shall be treated as a right to a series of separate payments.

The Participant's remaining Account balance shall continue to be credited with earnings pursuant to Section 4.2 of the Plan until all amounts credited to his Account under the Plan have been distributed.

3.6	Deferral Elections for Deferral Accounts

A Participant may initially elect the time and form of payment for Base Compensation, during the Initial Election Period or the applicable Annual Election Period, whichever corresponds with the first deferral of Base Compensation, and must elect the time and form of payment for Salary Deferrals each year thereafter (i.e., including Incentive Compensation), during each Annual Election Period, from among the following two methods:

a.
Upon Separation of Service.  A Participant may elect to have the applicable annual deferrals in his Deferral Account paid upon Separation From Service according to one of the three options listed in 3.5(a), (b) and (c) above.

b.	Scheduled Withdrawal Date Distributions. A Participant may elect to have the applicable annual deferrals in his Deferral Account distributed in:

i.	a lump sum commencing on a Scheduled Withdrawal Date; or

ii.	two (2) to fifteen (15) substantially equal annual installments commencing on a Scheduled Withdrawal Date, subject to Section 6.1(e).

3.7	Election Changes

A Participant may elect to change the time and form of a distribution from the Plan, provided that all of the following conditions are met:

i.
an election change will not take effect until at least 12 months after the date on which the election is filed pursuant to procedures established by the Committee (i.e., the election change will be void if a Participant dies or has a Separation From Service within 12 months of the election change);

ii.
the payment (or first installment) with respect to which such election is made must be postponed for a period of at least 5 years from the date such payment (or first installment) would otherwise have been made, and, in the case of installments, payment of each installment after the first installment shall also be deferred for a period of at least 5 years (except in the case of death or Unforeseeable Emergency); and

iii.	With respect to payments upon a Scheduled Withdrawal Date, an election change must be filed pursuant to procedures established by the Committee at least 12 months prior to the applicable Payment Date.

Notwithstanding (i) through (iii) above, the Committee may provide Participants with one or more opportunities to make new payment elections in accordance with transition relief available under IRS Notice 2006-79, as extended, with respect to both the time and form of distribution, provided that no such election may apply to amounts that would otherwise be payable in the year of the election nor cause an amount to be paid in the year of election that would not otherwise be payable in that year. The Committee may provide such additional conditions and limitations with respect to any such new payment elections as the Committee in its discretion shall determine.

3.8	Investment Elections

a)
At the time of initial participation in the Plan under Section II and upon making annual deferral elections described in Sections 3.4 and 3.6, the Participant shall designate, pursuant to procedures established by the Committee, the types of investment funds in which the Participant’s Account will be deemed to be invested for purposes of determining the amount of earnings to be credited to that Account.  In making the designation pursuant to this Section 3.8(a), the Participant may specify that all or any multiple of his Account be deemed to be invested, in whole percentage increments, in one or more of the types of investment funds provided under the Plan as communicated from time to time by the Committee.  Effective as of the end of any business day, a Participant may change the designation made under this Section 3.8(a) pursuant to procedures established by the Committee.  If a Participant fails to elect a type of fund under this Section 3.8(a), he shall be deemed to have elected the Money Market type of investment fund.

b)
Although the Participant may designate the type of investments as described in Section 3.8(a) above, the Committee shall not be bound by such designation.  The Committee shall select from time to time, in its sole and absolute discretion, commercially available investments for each of the types of Funds communicated by the Committee to the Participant pursuant to Section 3.8(a) above to be the Funds.  The Interest Rate of each such commercially available investment fund shall be used to determine the amount of earnings or losses to be credited to the Participant’s Account under Section IV.

SECTION IV - ACCOUNTS

4.1	Deferral Accounts

The Committee shall establish and maintain a Deferral Account for each Participant under the Plan.  Each Participant's Deferral Account shall be further divided into separate sub accounts ("investment fund sub accounts"), each of which corresponds to an investment fund elected by the Participant pursuant to Section 3.8(a).  A Participant's Deferral Account shall be credited as follows:

a)
On the third business day after amounts are deferred, and withheld from a Participant's Compensation, the Committee shall credit the investment fund sub accounts of the Participant's Deferral Account with an amount equal to Compensation deferred by the Participant in accordance with the Participant's election under Section 3.8(a); that is, the portion of the Participant's deferred Compensation that the Participant has elected to be deemed to be invested in a certain type of investment fund shall be credited to the investment fund sub account corresponding to that investment fund.  Effective May 1, 2008, amounts will be credited in the manner described above, on the same day that amounts are deferred and withheld from a Participant’s Compensation (as opposed to the third business day).

b)
Each business day, each investment fund sub account of a Participant's Deferral Account shall be credited with earnings or losses in an amount equal to that determined by multiplying the balance credited to such investment fund sub account as of the prior day plus contributions credited that day to the investment fund sub account by the Interest Rate for the corresponding fund selected by the Company pursuant to Section 3.8(b).

c)
In the event that a Participant elects for a given Plan Year's deferral of Compensation to have a Scheduled Withdrawal Date pursuant to Section 3.6(b), all amounts attributed to the deferral of Compensation for such Plan Year shall be accounted for in a manner which allows separate accounting for the deferral of Compensation and investment gains and losses associated with such Plan Year's deferral of Compensation.

4.2	Company Contribution Account

a)
The Committee shall establish and maintain a Company Contribution Account for each Participant under the Plan.  Each Participant's Company Contribution Account shall be further divided into separate investment fund sub accounts corresponding to the investment fund(s) elected by the Participant pursuant to Section 3.8(a).  Effective the third business day after a Company Discretionary Contribution amount and/or Company Matching Contribution amount is calculated and approved, the Committee shall credit the investment fund sub accounts of the Participant's Company Contribution Account with an amount equal to the Company Discretionary Contribution amount, if any, applicable to that Participant, that is, the proportion of the Company Discretionary Contribution amount, if any, and/or Company Matching Contribution amount, if any, which the Participant elected to be deemed to be invested in a certain type of investment fund shall be credited to the corresponding investment fund sub account.  Effective May 1, 2008, amounts will be credited in the manner described above, on the same day that amounts are calculated and approved (as opposed to the third business day).

Participant's Company Contribution Account shall be credited as follows:

b)
Each business day, each investment fund sub account of a Participant's Company Contribution Account shall be credited with earnings or losses in an amount equal to that determined by multiplying the balance credited to such investment fund sub account as of the prior day plus contributions credited that day to the investment fund sub account by the Interest Rate for the corresponding Fund selected by the Company pursuant to Section 3.8(b).

4.3	Prior Account

The Committee shall maintain a Prior Account for each Pre-2005 Participant under the Prior Plan.  Each Pre-2005 Participant's Prior Account shall be further divided into separate investment fund sub accounts corresponding to the investment fund(s) elected by the Pre-2005 Participant pursuant to Section 3.8(a).  Each business day, each investment fund sub account of a Pre-2005 Participant's Prior Account shall be credited with earnings or losses in an amount determined by multiplying the balance credited to such investment fund sub account as of the prior day plus contributions credited that day to the investment fund sub account by the Interest Rate for the corresponding Fund selected by the Company pursuant to Section 3.8(b).

SECTION V – VESTING

5.1	Vesting In General

Subject to Sections 5.2, 5.3 and 5.4 below, a Participant shall have a nonforfeitable interest in benefits payable from his Account as follows:

a)	Deferral Account - A Participant shall have a 100% nonforfeitable interest in benefits payable from his Deferral Account.

b)
Company Contribution Account - A Participant shall have a nonforfeitable percentage interest in his Company Matching Contribution and the profit sharing portion of the Company Discretionary Contribution at a rate of 25% vesting for each Year of Service.  All of a Participant’s Years of Service, including service accrued under the Prior Plan, shall be counted toward vesting under this Plan.  The Company shall determine the vesting schedule of any other Company Discretionary Contributions (i.e., not profit sharing related) credited to the Participant’s Company Contribution Account.

c)
Prior Account - A Pre-2005 Participant shall vest at a rate of 25% per Year of Service in benefits payable under the Plan from his Prior Account which are attributable to prior contributions made by the Company and any interest thereon.  Service accrued under the Prior Plan shall be counted toward vesting under this Plan.

5.2	Vesting upon Plan Termination or Change in Control

Notwithstanding anything contrary in the above, in the event the Plan is terminated by the Board, or there is a Change in Control, all Participants who are actively employed on the date the Plan is terminated or the Change in Control occurs shall be immediately vested in their benefits under the Plan.

5.3	Vesting upon Sale of Company-Owned Retail Store

Notwithstanding anything contrary in the above, in the event the Company sells one of its retail stores, and as a result the employment of the manager of such retail store is terminated by the Company, then such manager shall be immediately vested in his benefit under the Plan, provided that a Separation From Service occurs.

5.4	Vesting upon Death or Disability of a Participant

Notwithstanding anything contrary in the above, in the event a Participant dies or becomes Disabled, his benefits shall be immediately vested under the Plan and distributed in accordance with Section 6.1(f) or 6.1(h), as applicable.

SECTION VI – DISTRIBUTION OF BENEFITS

6.1	Distribution Rules

a)
Company Contribution Accounts.  Subject to 6.1(d), (e) and (f) below, vested balances in a Participant’s Company Contribution Account shall be paid to him in a lump sum on the Participant's Payment Date following the Participant’s Separation From Service; provided, however, that if a Participant elected to receive payment at an alternative time or in installments, pursuant to Section 3.5(a), (b) or (c), payment shall be made in accordance with such election.

b)
Deferral Account Distributions Upon Separation From Service.  Subject to 6.1(d), (e) and (f) below, all balances in a Participant’s Deferral Account for which a Participant elected to receive upon Separation From Service pursuant to Section 3.6(a) shall be paid to the Participant in accordance with each such election he has on file.

c)
Deferral Account Distributions Upon Scheduled Withdrawal Date.  All balances in a Participant’s Deferral Account which a Participant elected to receive upon a Scheduled Withdrawal Date pursuant to Section 3.6(b) shall be paid to the Participant upon such Scheduled Withdrawal Dates, notwithstanding whether the Participant Separates From Service, either prior or subsequent to such dates.

d)
Distributions Upon Separation From Service.  Notwithstanding the foregoing provisions of this Section 6.1, to the extent a distribution (or commencement of annual installments) from any and all Accounts is to be made upon Separation From Service, and the applicable Payment Date is less than six months after the Separation from Service, then payment shall be delayed until the first date of the seventh month following the date of Separation From Service (or until death, if earlier).  In the case of installments, the second installment shall be paid on the next Payment Date, and each subsequent installment shall be paid on each Payment Date thereafter.  Payments made pursuant to a Scheduled Withdrawal Date as described in Section 6.1(c) are not subject to the delay described herein.

e)
Cash-out.  Notwithstanding previous installment elections under Sections 3.5 and/or 3.6, in the case of a Participant who, at the time of his Separation From Service, has a balance of $25,000 or less in any of his Accounts (i.e., his Company Contribution Account or his Deferral Account, or both), the Distributable Amount for such Account(s) shall be paid to the Participant (or after his death to his Beneficiary) in a lump sum distribution on the Participant's Payment Date, subject to any delay required by Section 6.1(d).

f)
Distribution upon Separation From Service due to Death.  In the event a Participant dies while in the employ of the Company, any unvested portion of the Participant’s Company Contribution Account shall become immediately vested pursuant to Section 5.4, and the Company shall distribute the Participant’s undistributed Account to the Participant’s Beneficiary in a lump sum payment within 90 days of the Participant’s death, or by the end of the calendar year, whichever is later.

g)
Death Benefit after Separation From Service.  In the event a Participant dies after his Separation From Service and still has a vested balance in his Account, the vested balance of such Account shall be paid to the Participant’s Beneficiary in a lump sum payment within 90 days of the Participant’s death, or by the end of the calendar year, whichever is later.

h)
Distribution upon becoming Disabled.  In the event a Participant becomes Disabled while in the employ of the Company, any unvested portion of the Participant’s Company Contribution Account shall become immediately vested pursuant to Section 5.4, and distributions shall commence pursuant to Sections 6.1(a), 6.1(b) and/or 6.1(c) above.

6.2	Unforeseeable Emergency Distribution

a)
General Rule.  A Participant may request a distribution from his Deferral Account, prior to a scheduled Payment Date, in the event of an Unforeseeable Emergency.  The request to take a distribution shall be made by completing a form provided by and filed with the Committee.  The Committee will first require that the Participant cancel all outstanding elective deferrals, deferred pursuant to Section 3.6.  If the Committee determines that the requested distribution is for the purpose of meeting an Unforeseeable Emergency in accordance with Section 1.41 of the Plan, and that the requested distribution is necessary to relieve the Unforeseeable Emergency even after the cancellation of outstanding deferral election(s), then the amount determined by the Committee, sufficient to meet the Unforeseeable Emergency in accordance with Section 1.41 of the Plan, shall be paid in a single cash lump sum as soon as practicable.

b)
New Deferral Election.  Once a Participant’s deferral election(s) is cancelled pursuant to Section 6.2(a), notwithstanding that a distribution might be granted, a Participant may not elect to again defer, pursuant to Section 3.6 of the Plan for at least 12 months from the date that the distribution under this Section is requested.

6.3	Tax Withholding

With respect to any benefit payments under the Plan, the Company shall make and remit all appropriate income tax withholdings; however, the Participant will be solely liable for any and all income taxes applicable on such benefit payments.

The benefits, which accrue and vest under the Plan, are subject to FICA taxes (which include the Old-Age, Survivors and Disability Insurance tax and/or Medicare tax as the case may be) which may become due before the benefits are actually paid as provided under Code §3121(v)(2) and related IRS regulations.  To ensure proper compliance with these regulations, the Company will calculate the amount of FICA tax when it becomes due and notify the Participant of the amount of his share of such tax.  The Company will remit the entire tax to the IRS and arrange for the collection of the Participant’s share of the tax from the Participant.  The Company may provide the Participant with additional compensation to offset his share of such tax, however, the Participant will be solely liable for his share of FICA taxes on benefits accrued and vested under the Plan.

6.4	Other

Notwithstanding any other provisions of the Plan, if any amounts held in trust are found, due to the creation or operation of the Trust, in a final decision by a court of competent jurisdiction, or under a “determination” by the Internal Revenue Service in a closing agreement or a final refund disposition (within the meaning of §1313(a) of Internal Revenue Code of 1986, as amended), to have been includable in the gross income of a Participant or Beneficiary prior to payment of such amounts from the Trust, the Trustee shall, as soon as practicable, pay to such Participant or Beneficiary an amount equal to the amount determined to have been includable in gross income in such determination, and shall accordingly reduce the Participant’s or Beneficiary’s Account.  The Trustee shall not make any distribution to a Participant or Beneficiary pursuant to this Section 6.4 unless it has received a copy of the written determination described above together with any legal opinion which it may request as to the applicability thereof.

6.5	Inability to Locate Participant

In the event that the Committee is unable to locate a Participant or Beneficiary within two (2) years following the required Payment Date, the amount allocated to the Participant's Account shall be forfeited.  If, after such forfeiture, the Participant or Beneficiary later claims such benefit, such benefit shall be reinstated without interest or earnings.

Section VII - Funding

7.1	Unfunded Plan

Benefits under this Plan shall be paid from the general assets of the Company or Subsidiary.  The Plan shall be administered as an unfunded plan which is maintained primarily for the purpose of providing supplemental retirement compensation "for a select group of management or highly compensated employees" as set forth in Sections 201(2), 301(3), and 401(a)(1) of ERISA, and is not intended to meet the qualification requirements of §401 of the Code.  Any use of the words “contributions” or “contribute,” or any similar phrase, shall not require actual contributions or funding of this Plan and is only used for convenience when describing the deferral and supplemental retirement benefit activities of this Plan.

7.2	Rabbi Trust

The Company shall establish a Rabbi Trust and, subject to the rules of this section and consistent (in form and in operation) with the requirements of Code §409A(b), may, but is not required to, make contributions to it for the purpose of providing a source of funds to meet the liabilities of the Plan.  It is generally intended that contributions to the Rabbi Trust will be made by the Company at least annually in an amount equal to the Salary Deferral Contributions and any Company Matching Contributions or other Company Discretionary Contributions related to the Plan for the year as calculated and approved pursuant to Section III.  However, no contribution shall be expected if the fair value of the assets in the Rabbi Trust exceeds the value of all benefits under the Plan.

In the event of a Change in Control, to the extent consistent (in form and operation) with the requirements of Code §409A(b), the Company shall be required to make additional contributions to the Rabbi Trust within 30 days of the date of the Change in Control and annually thereafter within 90 days after the end of each Plan Year, such that the fair value of the assets in the Rabbi Trust are sufficient to pay the value of all benefits of the Plan accrued at the date of Change in Control and thereafter at the end of the Plan Year.

Any assets set aside in the Rabbi Trust shall not be deemed to be the property of the Participant and shall be subject to claims of the Company’s unsecured general creditors.  No Participant or Beneficiary shall have any claim against, right to, or security or other interest in, any fund, account or asset of the Company from which any payment under the Plan may be made.

Notwithstanding the above provisions, no Rabbi Trust assets shall be located or transferred outside of the United States and no property shall be transferred to the Rabbi Trust in connection with an adverse change in the Company’s financial health.

SECTION VIII – PLAN ADMINISTRATION

8.1	General Duty

The Plan shall be administered by the Committee.  Members of the Committee shall serve in such capacity until resignation or removal by the Board.  It shall be the principal duty of the Committee to determine that the provisions of the Plan are carried out in accordance with its terms, for the exclusive benefit of persons entitled to participate in the Plan.

8.2	Committee Action

The Committee shall act at meetings by affirmative vote of a majority of the members of the Committee.  Any action permitted to be taken at a meeting may be taken without a meeting if, prior to such action, a written consent to the action is signed by all members of the Committee and such written consent is filed with the minutes of the proceedings of the Committee.  A member of the Committee shall not vote or act upon any matter which relates solely to himself as a Participant.  The Chair or any other member or members of the Committee designated by the Chair may execute any certificate or other written direction on behalf of the Committee.

8.3	General Powers, Rights and Duties of the Committee

The Committee shall have full power to administer the Plan in all of its details, subject to the applicable requirements of the law, on behalf of the Participants and their Beneficiaries, shall enforce the Plan in accordance with its terms, shall be charged with the general administration of the Plan, and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:

(1)	To select the Funds in accordance with Section 3.8(b) hereof;

(2)	To construe and interpret the terms and provisions of this Plan, and make findings of fact in connection therewith;

(3)	To compute and certify to the amount and kind of benefits payable to Participants and their Beneficiaries;

(4)	To maintain all records that may be necessary for the administration of the Plan;

(5)	To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by law;

(6)	To make and publish such rules for the regulation of the Plan and procedures for the administration of the Plan as are not inconsistent with the terms hereof;

(7)
To appoint a Plan administrator or any other agent, and to delegate to them such powers and duties in connection with the administration of the Plan as the Committee may from time to time prescribe; and

(8)	To take all actions necessary for the administration of the Plan, including determining whether to hold or discontinue its policies.

8.4	Construction and Interpretation

The Committee shall have full discretion to construe and interpret the terms and provisions of this Plan, and make findings of fact in connection therewith, which interpretations, construction or findings, shall be final and binding on all parties, including but not limited to the Company and any Participant or Beneficiary.  The Committee shall administer such terms and provisions in a uniform and nondiscriminatory manner and in full accordance with any and all laws applicable to the Plan.  The Plan is intended to comply with Code §409A, and will therefore be interpreted and administered to maintain intended income tax deferral in accordance with Code §409A and regulations and other guidance issued thereunder.

8.5	Information

To enable the Committee to perform its functions, the Company shall supply full and timely information to the Committee on all matters relating to the Compensation of all Participants, their death or other events which cause termination of their participation in this Plan, and such other pertinent facts as the Committee may require.

8.6	Compensation, Expenses and Indemnity

a)	The members of the Committee shall serve without compensation for their services hereunder.

b)
The Committee is authorized at the expense of the Company to employ such legal counsel as it may deem advisable to assist in the performance of its duties hereunder.  Expenses and fees in connection with the administration of the Plan shall be paid by the Company.

c)
To the extent permitted by applicable state law, the Company shall indemnify and hold harmless the Committee and each member thereof, the Board of Directors and any delegate of the Committee who is an employee of the Company against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to the Plan, other than expenses and liabilities arising out of willful misconduct.  This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement or otherwise, as such indemnities are permitted under state law.

8.7	Claims and Review Procedures

a)
Claim - A person who believes that he is being denied a benefit to which he is entitled under this Plan (hereinafter referred to as "Claimant") must file a written request for such benefit with the Company, setting forth his claim.  The request must be addressed to the President of the Company at its then principal place of business.

b)
Claim Decision - Upon receipt of a claim, the Company shall advise the Claimant that a reply will be forthcoming within ninety (90) days, and shall, in fact, deliver such reply within such period.  The Company may, however, extend the reply period for an additional ninety (90) days for special circumstances.

If the claim is denied in whole or in part, the Company shall inform the Claimant in writing, using language calculated to be understood by the Claimant, setting forth:  (A) the specified reason or reasons for such denial; (B) the specific reference to pertinent provisions of this Plan on which such denial is based; (C) a description of any additional material or information necessary for the Claimant to perfect his claim and an explanation of why such material or such information is necessary; (D) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and (E) the time limits for requesting a review under subsection (c).

c)
Request For Review - Within sixty (60) days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Committee review the determination of the Company.  Such request must be addressed to the President of the Company, at its then principal place of business.  The Claimant or his duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Committee.  If the Claimant does not request a review within the applicable period, he shall be barred and estopped from challenging the Company's determination.

d)
Review of Decision - Within sixty (60) days after the Committee's receipt of a request for review, after considering all materials presented by the Claimant, the Committee will inform the Participant in writing, in a manner calculated to be understood by the Claimant, the decision setting forth the specific reasons for the decision containing specific references to the pertinent provisions of this  Plan on which the decision is based.  If special circumstances require that the applicable time period be extended, the Committee will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.

8.8	Furnishing Information or Providing Other Reports

The Committee shall provide Participant under procedures established by the Committee (i) a statement with respect to such Participant’s Accounts on at least a quarterly basis, (ii) a description of the Plan, and (iii) such other information or notices as required by ERISA or other applicable law.  After payment by the Participant of a reasonable charge, which charge may be waived by the Committee, the Committee shall provide the Participant with a copy of the Plan upon written request by the Participant.  The Committee shall also file with government authorities any reports or returns required.

Section IX - Amendment and Discontinuance

9.1	In General

The Company hereby reserves the right and power, by action of the Board or the Committee, to amend, suspend or terminate the Plan in whole or in part, at any time.  Included in the Company’s right to amend, suspend or terminate is the Company’s right at any time to no longer permit any additional participants under the Plan, to cease making benefit allocations, and to distribute all Account balances upon Plan termination, to the extent permitted under Code §409A.  The Committee may promulgate rules and procedures from time to time to carry out the provisions of this Section IX.  However, in no event shall the Company or Committee have the right to eliminate or reduce any benefit which has been vested or become nonforfeitable under the Plan pursuant to Section V.  No adopting company other than the Company shall have the right to amend or terminate the Plan, but a company shall have the right to cease or suspend participation in the Plan.

SECTION X – GENERAL PROVISIONS

10.1	Unsecured General Creditor

Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Company, any Subsidiary, and of the Rabbi Trust.  No assets of the Company shall be held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan.  The Company’s or Subsidiary's obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company or Subsidiary to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors.  It is the intention of the Company that this Plan be unfunded for purposes of the Code and for purposes of Title 1 of ERISA.

10.2	Restriction Against Assignment

The Company shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or corporation.  No part of a Participant's Accounts shall be liable for the debts, contracts, or engagements of any Participant, his Beneficiary, or successors in interest, nor shall a Participant's Accounts be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, sell, transfer, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever.  If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, commute, assign, pledge, encumber or charge any distribution or payment from the Plan, voluntarily or involuntarily, the Committee, in its discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest in such manner as the Committee shall direct.

Notwithstanding the preceding paragraph,

a.        To the extent required under final judgment, decree or order (including approval of a property settlement agreement) made pursuant to a state domestic relations law, any portion of a Participant’s Plan benefits may be paid or set aside for payment to a spouse, former spouse, or child of the Participant.  Any benefit so set aside for a spouse, former spouse, or child shall be paid out as and when benefits are paid to the Participant, unless the Committee agrees to a different time and/or form of payment to such recipient(s).  Any payment made to a person other than the Participant pursuant to this Section shall be reduced by tax withholding, if required by law; the fact that payment is made to a person other than the Participant may not prevent such payment from being includible in the gross income of the Participant for withholding and income tax reporting purposes.

b.        The Company’s liability to pay benefits to a Participant shall be reduced to the extent that amounts have been paid or set aside for payment to a spouse, former spouse, or child pursuant to subparagraph (a) of this Section.  No such transfer shall be effectuated unless the Company or Committee has been provided with satisfactory evidence that the Company and the Committee are released from any further claim with respect to such amounts, in any case in which (i) the Company or Committee has been served with legal process or otherwise joined in a proceeding relating to such transfer, (ii) the Participant has been notified of the pendency of such proceeding in the manner prescribed by law of the jurisdiction in which the proceeding is pending for service of process in such action or by mail from the Employer or Committee to the Participant’s last known mailing address, and (iii) the Participant fails to obtain an order of the court in the proceeding relieving the Company or Committee from the obligation to comply with the judgment, decree, or order.

c.        The Company and Committee shall not be obligated to defend against or set aside any judgment, decree, or order described in subparagraph (a), or any legal order relating to the garnishment of a Participant’s benefits, unless the full expense of such legal action is borne by the Participant.  In the event that the Participant’s action (or inaction) nonetheless causes the Company or Committee to incur such expense, the amount of the expense may be charged against the Participant’s Plan benefits and thereby reduce the Company’s obligation to pay benefits to the Participant.  In the course of any proceeding relating to divorce, separation, or child support, the Company and Committee shall be authorized to disclose information relating to the Participant’s benefits to the Participant’s spouse, former spouse, or child (including the legal representatives of the spouse, former spouse, or child), or to a court.

10.3	Receipt or Release

Any payment to a Participant or the Participant's Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Committee and the Company.  The Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.

10.4	Payments on Behalf of Persons Under Incapacity

In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Committee may direct that such payment be made to any person found by the Committee, in its sole judgment, to have assumed the care of such person.  Any payment made pursuant to such determination shall constitute a full release and discharge of the Committee and the Company.

10.5	Limitation of Rights and Employment Relationship

Neither the establishment of the Plan and/or Rabbi Trust nor any modification thereof, nor the creating of any fund or account, nor the payment of any benefits shall be construed as giving to any Participant, or Beneficiary or other person any legal or equitable right against the Company or the trustee of the Rabbi Trust except as provided in the Plan and Trust; and in no event shall the terms of employment of any Employee or Participant be modified or in any way be affected by the provisions of the Plan and/or Trust.

10.6	Governing Law

This Plan shall be construed, governed and administered in accordance with the laws of the State of Michigan, except to the extent pre-empted by federal law.  It is the intention of the Company that the Plan meets all requirements of the Code so that the benefits provided are non-taxable during the period of deferral and until actual distribution is made.  Accordingly, the Plan will at all times, be interpreted and administered to maintain intended income tax deferral in accordance with Code §409A and regulations and other guidance issued thereunder.

10.7	Statutory References

All references to the Code and ERISA include reference to any comparable or succeeding provisions of any legislation which amends, supplements or replaces such section or subsection.

10.8	Severability

In case any provisions of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if such illegal and invalid provisions had never been set forth in the Plan.

10.9	Headings

Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.  In the event of a conflict between a heading and the content of a section, the content of the section shall control.

10.10	Action by the Company

Any action to be performed by the Company under the Plan shall be by resolution of its Board, by a duly authorized committee of its Board, or by a person or persons authorized by resolution of its Board or by resolution of such committee, or by the Committee.

Executed this _______ day of____________, 2008.

LA-Z-BOY INCORPORATED

By:
President and Chief Executive Officer

Exhibit A

Change in Control

“Change in Control” means any change required to be reported in Item 6(e) of Schedule 14A of Regulation 14A issued under the Securities Exchange Act of 1934 (the “Exchange Act”) that qualifies as a change in control event pursuant to Code §409A.  A “change in control event” pursuant to Code §409A includes the occurrence of a change in the ownership of the Company (as defined in Reg. §1.409A-3 (i)(5)(v)), a change in effective control of the Company (as defined in Reg. §1.409A-3(i)(5)(vi)), or a change in the ownership of a substantial portion of the assets of the Company (as defined in Reg. §1.409A-3(i)(5)(vii), and, in particular, any one or more of the following events:

a.
A change in ownership of the Company in which any one person, or more than one person acting as a group acquires beneficial ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company; provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition by the Company, or (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or by any corporation controlled by the Company.

b.	A change in the effective control of the Company, pursuant to which either:

(i)
Any one person, or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) beneficial ownership of stock of the Company possessing 30 percent or more of the total voting power of the stock of the Company.

(ii)
A majority of members of the Company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors before the date of the appointment or election.

c.
A change in the ownership of a substantial portion of the Company’s assets pursuant to which any one person, or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.  As used herein, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.  However, there is no change in control event under this paragraph  when there is a transfer to a related person as described in Reg. §1.409A-3(i)(5)(vii)(B)

However a Change in Control shall not include a merger of the Company with another entity, a consolidation involving the Company, or the sale of all or substantially all of the assets or equity interests of the Company to another entity if, in any such case, (a) the holders of equity securities of the Company immediately prior to such event beneficially own immediately after such event equity securities of the resulting entity entitled to more than fifty percent of the votes then eligible to be cast in the election of directors (or comparable governing body) of the resulting entity in substantially the same proportions that they owned the equity securities of the Company immediately prior to such event or (b) the persons who were members of the Board immediately prior to such event constitute at least a majority of the board of directors of the resulting entity immediately after such event.

For purposes of this definition:

(A)           “Beneficial owner” (or “beneficial ownership”) includes ownership by attribution as provided in Reg. §1.409A.

(B)           Where applicable, “person” means a person as defined in Section 3(a)(9) of Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(C)           “Acting as a group” means so acting within the meaning of Reg. §1.409A-3(i)(5)(B, D or C), whichever pertains.  Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.  If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.  Where applicable, “group” means a group as described in Rule 13d-5 promulgated under the Exchange Act or any successor regulation.

Exhibit B

Separation From Service

A Separation From Service occurs on the date upon which a Participant is no longer an Employee of the Company, as determined in accordance with Code Section 409A and Treasury Regulation Section 1.409A-1(h).

For purposes of this Plan, an Employee Separates From Service with the Company if the Employee dies, retires or otherwise has a termination of employment with the Company.  However, the employment relationship is treated as continuing intact while the Employee is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Employee’s right to reemployment with the Company is provided either by statute or by contract.  A leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Employee will return to perform services for the Company.  In general, if the period of leave exceeds six months and the Employee’s right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period.

Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Company and Employee reasonably anticipated that no further services would be performed after a certain date.  An Employee is presumed to have Separated From Service where the level of bona fide services performed decreases to a level equal to 20 percent or less of the average level of services performed by the Employee during the immediately preceding 36-month period (or the full period of services to the Company if the Employee has been providing services to the Company less than 36 months).  Facts and circumstances to be considered in making this determination include, but are not limited to, whether the Employee continues to be treated as an Employee for other purposes (such as continuation of salary and participation in Employee benefit programs), whether similarly situated Employees have been treated consistently, and whether the Employee is permitted, and realistically available, to perform services for other Companies in the same line of business.  An Employee will be presumed not to have separated from service where the level of bona fide services performed continues at a level that is 50 percent or more of the average level of service performed by the Employee during the immediately preceding 36-month period.  No presumption applies to a decrease in the level of bona fide services performed to a level that is more than 20 percent and less than 50 percent of the average level of bona fide services performed during the immediately preceding 36-month period.  The presumption is rebuttable by demonstrating that the Company and the Employee reasonably anticipated that as of a certain date the level of bona fide services would be reduced permanently to a level less than or equal to 20 percent of the average level of bona fide services provided during the immediately preceding 36-month period or full period of services provided to the Company if the Employee has been providing services to the Company for a period of less than 36 months (or that the level of bona fide services would not be so reduced).